Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                       Six months ended June 30,
                                                       -------------------------

                                                          1999         1998
                                                         ------       ------
Earnings Available for Fixed Charges
Income before income taxes                               $262.5       $185.7
Elimination of undistributed equity earnings               (0.1)        (0.2)
Interest                                                  388.7        340.7
Portion of rentals deemed to be interest                    5.8          5.5
                                                         ------       ------
  Earnings available for fixed charges                   $656.9       $531.7
                                                         ======       ======

Fixed Charges
Interest                                                 $388.7       $340.7
Portion of rentals deemed to be interest                    5.8          5.5
                                                         ------       ------
  Fixed charges                                          $394.5       $346.2
                                                         ======       ======

Ratio of earnings to fixed charges                         1.67x        1.54x
                                                         ======       ======